Exhibit 99.1

For information, contact:

Investors -- Doug Pike (713) 309-7141

Media -- Aaron Woods (337) 491-3293

David Harpole (713) 652-4125

Lyondell to Permanently Cease TDI Production at Lake Charles Plant

HOUSTON (October 19, 2005) -- Lyondell Chemical Company (NYSE: LYO) announced today that it will permanently cease toluene diisocyanate (TDI) production at its Lake Charles, La., plant. On September 20, 2005, Lyondell announced an indefinite suspension of production at the 300 million pound per year TDI facility while the company evaluated the long-term prospects for the plant.

"Based on our evaluation of future plant capital requirements, high energy and raw materials costs and poor projected industry utilization, we do not expect the Lake Charles TDI business will return to profitability," said Ed Dineen, senior vice president, Chemicals and Polymers. "Hurricane Rita contributed to the decision, as it damaged the plant and contributed to increased energy costs."

Lyondell has approximately 280 employees at this plant. Efforts will be made to reduce the impact to employees, which is expected to include redeployment opportunities or severance benefits.

In the third quarter 2005, the company will recognize a pre-tax, non-cash charge of $195 million for impairment of the carrying value of the plant and related assets. In addition, in subsequent periods, the company expects to incur various costs, including employee termination benefits of approximately $20 million, approximately $35 million associated with plant decommissioning and demolition, and approximately $10 million for contract terminations.

Lyondell acquired the TDI plant as part of its 1998 acquisition of ARCO Chemical Company. ARCO Chemical had purchased the plant from Olin Corporation in December 1996.

Toluene diisocyanate is used in the production of polyurethanes for flexible foam applications, including consumer goods, transportation and packaging. TDI also is used in the manufacture of coatings, sealants, adhesives and elastomers.

ABOUT LYONDELL

Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a significant producer of gasoline blending components. The company has a 58.75 percent interest in Lyondell-Citgo Refining LP, a refiner of heavy, high-sulfur crude oil. As a result of Lyondell's November 30, 2004, acquisition of Millennium Chemicals Inc., Millennium and Equistar Chemicals, LP are wholly owned subsidiaries of Lyondell. Lyondell is a global company operating on five continents and employs approximately 10,000 people worldwide.

FORWARD-LOOKING STATEMENTS

The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties.  Actual results could differ materially based on factors including, but not limited to, the information regarding the shut down, impairment and other related matters discussed in this release. Other factors that may affect actual results include the following: availability, cost and price volatility of raw materials and utilities; supply/demand balances; uncertainties associated with the U.S. and worldwide economies; current and potential governmental regulatory actions; terrorist acts; international political unrest; operating interruptions; legal, tax and environmental proceedings; cyclical nature of the chemical and refining industries; competitive products and pricing; industry production capacities and operating rates; risks of doing business outside of the U.S.; access to capital markets; technological developments; and other risk factors.  All of such forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell Annual Report on Form 10-K for the year ended December 31, 2004, the Lyondell Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and the Lyondell Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which will be filed with the SEC in November 2005.

###

SOURCE: Lyondell Chemical Company